UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 21, 2011

Dynamic Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado 80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On December 21, 2011, Dynamic Materials Corporation, a Delaware corporation (the “Company”) and certain of its foreign and domestic subsidiaries (together with the Company, the “Borrowers”) entered into a five-year syndicated credit agreement led by JPMorgan Chase Bank, N.A. (the “Credit Agreement”).  The Credit Agreement, which provides revolving loan availability of $36,000,000, €16,000,000 and C$1,500,000, is through a syndicate of four banks, and amends and restates in its entirety the Company’s prior credit agreement entered into on November 16, 2007, as amended.

The interest rate on the loans under the amended credit facility depends on the type of currency requested by and extended to the Borrowers, and will be calculated pursuant to the respective formulas set forth in the Credit Agreement, based on typical reference rates.

The Credit Agreement contains various representations, warranties and affirmative, negative and financial covenants customary for credit facilities of this type.  The negative covenants limit dividends and other restricted payments, liens, acquisitions, disposals, indebtedness, investments, and capital expenditures.  The financial covenants include a maximum leverage ratio that shall not exceed 2.25 to 1.0 through December 31, 2013 and 2.0 to 1.0 thereafter, and a minimum fixed charge coverage ratio of not less than 2.0 to 1.0.  The Credit Agreement also includes events of default customary for credit facilities of this type.

The credit facilities are supported by a pledge of substantially all of the assets of the Borrowers, as well as guarantees and share pledges by the Borrowers.

In connection with the Credit Agreement, on December 21, 2011, the Company entered into a post-closing letter agreement with JPMorgan Chase Bank, N.A. pursuant to which the Company agreed to satisfy certain post-closing conditions.  The Company has varying time periods during which the conditions stated therein must be satisfied, and it expects to satisfy such conditions within the respective time frames.  Failure by the Company to satisfy such conditions constitute an event of default under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: December 28, 2011	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial Officer